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                [LETTERHEAD OF HUNTON & WILLIAMS APPEARS HERE]

                                                                     Exhibit 5.1



                                 July 19, 1999

Board of Directors
Lowe's Companies, Inc.
1605 Curtis Bridge Road
North Wilkesboro, North Carolina 28697


      Registration Statement on Form S-4 for Exchange of Outstanding 6  1/2%
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      Debentures Due March 15, 2029 for Registered 6  1/2% Debentures Due
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      March 15, 2029
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Ladies and Gentlemen:

     We are acting as counsel for Lowe's Companies, Inc. (the "Company") in connection with the registration of $400.0 million aggregate principal amount of 6 1/2% Debentures due March 15, 2029 (the "Registered Debentures"). The Registered Debentures are to be issued by the Company in exchange for an equal amount of unregistered 6 1/2% Debentures due March 15, 2029 (the "Old Debentures"), issued on February 23, 1999 in a private placement pursuant to Rule 144A under the Securities Act of 1933. The Old Debentures and Registered Debentures are governed by an Amended and Restated Indenture between the Company and The First National Bank of Chicago, as trustee ("Trustee"), dated December 1, 1995 and a Supplemental Indenture between the Company and Trustee dated as of February 23, 1999 (collectively, the "Indenture"). The issuance of the Registered Debentures in exchange for the Old Debentures is more fully described in the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on July 19, 1999. In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

     In rendering the following opinions, we have relied, as to factual matters, upon certificates of executive officers of the Company and a certificate issued by the Secretary of State of North Carolina. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted as certified or photostatic copies, and the genuineness of signatures not witnessed by us.

     We are members of the North Carolina and New York Bars and we do not purport to express an opinion on any laws other than those of the States of North Carolina and New York and the United States of America.
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                [LETTERHEAD OF HUNTON & WILLIAMS APPEARS HERE]

Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina.

     2. The Indenture has been duly authorized by the Company and constitutes a valid and legally binding obligation of the Company.

     3. The Registered Debentures have been duly authorized by all necessary corporate action of the Company and, when executed by the Company, authenticated and delivered by the Trustee, and issued in accordance with the Indenture and as described in the Registration Statement, the Registered Debentures will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture and will be enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting the enforcement of creditors' rights and to general equity principles.

     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Commission.

                                       Very truly yours,


                                       /s/ Hunton & Williams